                                                                    EXHIBIT 12.1

                        Duke Energy Field Services, LLC
               Computation of Ratio of Earnings to Fixed Charges

                                                                               Predecessor Company                   Company
                                                                      ----------------------------------       ---------------------
                                                                         1997        1998         1999          2000(1)      2001
                                                                      ---------   ---------    ---------       ---------   ---------
Earnings:
  Pretax income from continuing operations before equity earnings     $  74,834   $  (6,528)   $  51,856       $ 341,800   $ 337,097
  Add:
    Fixed charges                                                        54,177      54,791       55,021         151,567     168,789
    Distributed income of equity investees                                9,784      11,845       22,502          31,656      41,278

  Subtract:
    Interest Capitalized                                                  2,254       1,565          930             324         769
                                                                      ---------   ---------    ---------       ---------   ---------
 Income as adjusted                                                   $ 136,541   $  58,543    $ 128,449       $ 524,699   $ 546,395
                                                                      ---------   ---------    ---------       ---------   ---------

Fixed charges:
    Interest and Debt expense per Statement of Income                 $  51,113   $  52,403    $  52,915       $ 149,220   $ 165,670
    Capitalized Interest                                                  2,254       1,565          930             324         769
    Portion of rents representative of the interest factor                  810         823        1,176           2,023       2,350
                                                                      ---------   ---------    ---------       ---------   ---------
TOTAL FIXED CHARGES                                                   $  54,177   $  54,791    $  55,021       $ 151,567   $ 168,789
                                                                      ---------   ---------    ---------       ---------   ---------

RATIO OF EARNINGS TO FIXED CHARGES                                         2.52        1.07         2.33            3.46        3.24

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(1) Includes the results of operations of Phillips' gas gathering, processing, marketing and NGL business for the nine months ended December 31, 2000. Phillips' gas gathering, processing, marketing and NGL business was acquired by the Predecessor Company on March 31, 2000.